Exhibit 5.1

[Letterhead of Winston & Strawn LLP]

January 18, 2011

Advanced Life Sciences Holdings, Inc.

1440 Davey Road

Woodridge, Illinois  60517

Re:       Form S-1 Registration Statement

Ladies and Gentleman:

This opinion letter is being delivered by us, as counsel to Advanced Life Sciences Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Form S-1 Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) on January 18, 2011 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of the offer and sale of (i) up to 2,475,248 shares of the Company’s common stock, par value $0.01 per share (the “Issued Shares”) and (ii) up to $5,000,000 worth of shares of the Company’s common stock, par value $0.01 per share (the “Issuable Shares”).  The Issued Shares may be offered by the Selling Stockholders (as defined in the Registration Statement) pursuant to the Registration Statement and the Issuable Shares may be offered by the Selling Stockholders pursuant to the Registration Statement after they have been issued to such Selling Stockholder pursuant to the terms of the Investment Agreement dated as of January 18, 2011 (the “Investment Agreement”) between Dutchess Opportunity Fund, II, LP and the Company.  This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion letter that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    The Issued Shares have been duly and validly authorized, and are fully paid and nonassessable; and

2.    The Issuable Shares, upon issuance in accordance with the terms of the Investment Agreement, shall be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  This opinion letter is given as of the date hereof and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WINSTON & STRAWN LLP